UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

U.S. Bancorp

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall
Minneapolis, Minnesota 55402

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of Series O Non-Cumulative Perpetual Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-237082

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the depositary shares (the “Depositary Shares”) of U.S. Bancorp (the “Company”), each representing a 1/1,000th interest in a share of the Company’s Series O Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Preferred Stock”), with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share). The descriptions set forth under the sections “Description of Series O Preferred Stock” and “Description of Depositary Shares” in the prospectus supplement dated February 2, 2022, as filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2022 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus (the “Base Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-237082), as filed with the Commission on March 11, 2020, are incorporated herein by reference.

Item 2.	Exhibits

The following exhibits are filed as part of this Registration Statement and with the New York Stock Exchange LLC:

Exhibit No.	Description
4.1	Certificate of Designations of Series O Non-Cumulative Perpetual Preferred Stock of U.S. Bancorp (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of U.S. Bancorp, filed on February 9, 2022).

4.2	Deposit Agreement, dated February 9, 2022, among U.S. Bancorp, U.S. Bank National Association and the Holders from time to time of the Depositary Receipts described therein (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K of U.S. Bancorp filed on February 9, 2022).

4.3	Form of Depositary Receipt (included as Exhibit A in Exhibit 4.2 hereto).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 9, 2022
U.S. Bancorp

	By:	/s/ James L. Chosy
	Name:	James L. Chosy
	Title:	Senior Executive Vice President and General Counsel